EXHIBIT 3.1.1

CERTIFICATE OF INCORPORATION

OF

NATIONAL DEFENSE SYSTEMS INC.

(a Delaware corporation)

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is:

National Defense Systems Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the address of the registered agent at this address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”)

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 51,000,000, of which 50,000,000 shares shall be Common Stock of the par value of $.001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.001 per share.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

Whitney Anne Wilson

c/o Gibson, Dunn & Crutcher, LLP

200 Park Avenue

New York, NY 10166

ARTICLE VI

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VII

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of incorporating and organizing a corporation under the DGCL, does make and file this Certificate of Incorporation.

Dated: November 16, 2007

/s/ Whitney A. Wilson
Whitney A. Wilson

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